EXHIBIT NO. 99.(m) 2

MFS ACTIVE EXCHANGE TRADED FUNDS TRUST

DISTRIBUTION AND SERVICE PLAN PURSUANT TO RULE 12b-1 OF THE 1940 ACT

EFFECTIVE SEPTEMBER 6, 2024

WHEREAS, the MFS Active Exchange Traded Funds Trust (the "Trust") is an open-end investment management company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust offers its shares of beneficial interest in separate series (each a “Fund”); and

WHEREAS, the Board of Trustees of the Trust, including the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan provided for herein (the “Plan”) or any agreements to the Plan (the “Independent Trustees”), have determined in the exercise of their reasonable business judgment and in light of their fiduciary duties under the 1940 Act and state law that there is a reasonable likelihood that this Plan will benefit each of the Funds identified on Schedule A attached hereto, and the shareholders thereof; and

WHEREAS, the Board of Trustees of the Trust, in considering whether each Fund should adopt this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of a Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption of this Plan will benefit the Fund and its shareholders; and

WHEREAS, the Trust has entered into a distribution agreement (the “Distribution Agreement”), in a form approved by the Board of Trustees of the Trust in the manner specified in Rule 12b-1, with MFS Fund Distributors, Inc. (the “Distributor”), a Delaware corporation, as principal underwriter and general distributor of creation units of shares of each Fund;

NOW THEREFORE, in consideration of the foregoing, the Trust's Plan is hereby adopted as follows:

SECTION 1. The Trust is authorized to pay a distribution and/or service fee (the "12b-1 Fee") to the Distributor for services rendered and expenses borne in connection with the distribution and servicing of creation units of shares of the of the Trust in accordance with the Distribution Agreement, at an annual rate with respect to each Fund not to exceed 0.25% of the average daily net assets attributable to the Fund’s shares. Subject to such limit and subject to the provisions of Section 8 hereof, the 12b-1 Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees, and may be paid in respect of services rendered and expenses borne in the past in connection with the

Fund’s shares as to which no 12b-1 Fee was paid on account of such limitation. The Trust is not obligated to pay any distribution and/or service expense in excess of the 12b-1 Fee described in this Section 1. The 12b-1 Fee shall be computed on the basis of the net assets of the Fund for which the Plan is in effect (or share class thereof as applicable). The 12b-1 Fee shall be calculated and accrued daily and paid quarterly or at such other intervals as the Trustees shall determine.

SECTION 2. Services and expenses for which the Distributor may be compensated include, without limitation:

(a) compensation to and expenses (including overhead, travel and telephone services) of the Distributor and any of its affiliates and any of their respective officers, sales representatives and employees who engage in or support the distribution of creation units of shares of the Fund;

(b) preparing, printing and mailing of prospectuses, statements of additional information and reports for other than existing shareholders of the Fund;

(c) marketing and promotional services including advertising, including expenses relating to the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Fund;

(d) expenses of holding seminars and sales meetings designed to promote the distribution of the Fund;

(e) providing facilities to answer questions from prospective investors about the Funds;

(f) expenses of training sales personnel regarding the Fund;

(g) complying with federal and state securities laws pertaining to the sale of shares of the Fund; and

(h) such other services and obligations as are set forth in the Plan.

SECTION 3. The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons to the extent permitted under applicable law for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under this paragraph. The Distributor and its affiliates may make payments from their own resources for the purposes described in Section 2.

SECTION 4. This Plan shall not take effect until it has been approved by a majority vote (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees cast in person at a meeting called for the purpose of voting on this Plan.

SECTION 5. This Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4.

SECTION 6. Any person authorized to direct the disposition of monies paid or payable by any Fund pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 7. This Plan may be terminated at any time with respect to the any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing that Fund.

SECTION 8. This Plan may not be amended to increase materially the amount of distribution and/or service fees permitted to be paid by a Fund pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding voting securities of that Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4.

SECTION 9. While this Plan is in effect, the selection and nomination of the Independent Trustees will be committed to the discretion of the Independent Trustees.

SECTION 10. For the purposes of this Plan, the terms "interested persons", "majority of the outstanding voting securities" and "assignment" are used as defined in the 1940 Act or the rules and regulations adopted thereunder. In addition, for purposes of determining the fees payable hereunder, (i) the value of a Fund’s net assets shall be computed in the manner specified in the Fund’s then-current prospectus and statement of additional information for computation of the net asset value of shares of the Fund and (ii) the net asset value per share of a particular class shall reflect any plan adopted under Rule 18f-3 under the 1940 Act.

SECTION 11. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in Section 6 hereof (collectively, the "Records") as required by the 1940 Act and the applicable rules thereunder.

SECTION 12. This Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

SECTION 13. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby. The provisions of this Plan are severable with respect to each class of shares offered by a Fund and with respect to each Fund.

SECTION 14. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of a Fund.

SECTION 15. It is acknowledged that the obligations of or arising out of this Plan are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. It is further acknowledged that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Plan are binding solely upon the assets or property of the Fund on whose behalf the Trust has adopted this Plan. It is also acknowledged that the obligations of each Fund hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and no Fund shall be responsible for the obligations of another Fund.

AS OF AUGUST 31, 2026

SCHEDULE A

MFS Active Core Plus Bond ETF
MFS Active Growth ETF
MFS Active Intermediate Muni Bond ETF
MFS Active International ETF
MFS Active International Value ETF
MFS Active Mid Cap ETF
MFS Active Short Duration Income ETF
MFS Active Short Muni Bond ETF
MFS Active Value ETF
MFS Blended Research Core Equity ETF
MFS Blended Research Emerging Markets Equity ETF
MFS Blended Research International Equity ETF
MFS Blended Research Small-Mid Cap ETF